Exhibit 99.1

Tyra Biosciences Reports Fourth Quarter and Full-Year 2025 Financial Results and Recent Highlights

- Launched “dabogratinib 3x3” strategy to pursue 3 late-stage clinical studies in LG-UTUC, IR NMIBC and ACH, 3 potential blockbuster indications -

- Interim Ph2 data readouts on track: SURF302 expected by end of 1H‘26 and BEACH301 in 2H ‘26 -

- Cash, cash equivalents and marketable securities of $256.0 million at Q4 2025; runway through at least 2027 -

CARLSBAD, Calif., March 2, 2026 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in Fibroblast Growth Factor Receptor (FGFR) biology, today reported financial results for the fourth quarter and full-year ended December 31, 2025 and highlighted recent corporate progress.

“At TYRA, we are following the science,” said Todd Harris, Ph.D., CEO of TYRA. “The strength of the genetic and biological validation behind FGFR3 gives us conviction to concentrate our resources and strategy around indications where this target plays a central role. Through our “dabogratinib 3x3” strategy, we are deliberately deploying capital toward high unmet needs – low grade upper tract urothelial carcinoma (LG-UTUC), intermediate risk non-muscle invasive bladder cancer (IR NMIBC) and achondroplasia (ACH) – where selective FGFR3 inhibition has the potential to make a meaningful impact for patients, while creating significant potential long-term value.”

“Oral dabogratinib reflects years of deliberate molecular optimization to achieve highly selective FGFR3 inhibition with a profile designed to balance potency, safety and convenience,” said Doug Warner, MD, Chief Medical Officer of TYRA. “The clinical data generated to date – with more than 100 participants dosed – reinforces our confidence in its potential efficacy and tolerability and supports once-daily (QD) dosing across our targeted indications. We believe this target profile positions oral dabogratinib to deliver meaningful benefit for patients, and we look forward to expanding our clinical database this year.”

Fourth Quarter and Recent Corporate Highlights

Dabogratinib 3x3 Strategy

TYRA is focused on executing our “dabogratinib 3x3” strategy: developing the first orally available, FGFR3 selective inhibitor in 3 future potentially pivotal clinical studies to support regulatory submissions with the aim to commercialize in 3 potential blockbuster indications: LG-UTUC, IR NMIBC and ACH.

“In Q4 2025, we prioritized our portfolio to maximize potential return on invested capital,” commented Alan Fuhrman, Chief Financial Officer of TYRA. “Exiting metastatic bladder cancer allows us to focus financial and operational resources on the three core indications within our “dabogratinib 3x3” strategy that we believe offer the most compelling risk-adjusted opportunities.”

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Phase 2 LG-UTUC Study – SURF303. SURF303 is a Phase 2a/b, multicenter, open-label study designed with pivotal intent to evaluate the efficacy and safety of oral dabogratinib at two QD doses in participants with LG-UTUC, a rare cancer where approximately 85% of tumors are driven by FGFR3. Study startup is ongoing, and the first patient is anticipated to be dosed in 2026.

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Phase 2 IR NMIBC Study – SURF302. SURF302 is a Phase 2, multicenter, open-label clinical study evaluating the efficacy and safety of oral dabogratinib at two QD doses in participants with FGFR3-altered low-grade IR NMIBC. TYRA opened additional US and international trial sites in Q4 2025, and the Company expects to report initial three-month complete response data by the end of 1H 2026.

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Phase 2 ACH Study – BEACH301. BEACH301 is a Phase 2, multicenter, open-label, dose-escalation/dose-expansion study evaluating oral dabogratinib in children ages 3 to 10 with achondroplasia. The study is enrolling a safety sentinel cohort of at least 3 participants per dose level in children ages 5 to 10, and TYRA has successfully cleared two of the four dose levels with no safety events to report. The Company remains on track and is expected to report interim results from the safety sentinel cohort – which will include 6-month average height velocity data and safety results – in 2H 2026.
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Phase 1/2 mUC Study – SURF301. At ASCO GU 2026, TYRA presented a poster detailing the response, safety, pharmacokinetics/pharmacodynamics and circulating tumor DNA data from the SURF301 mUC study. These translational data were leveraged to select doses that have the potential to achieve the target product profiles for efficacy and safety in the SURF303, SURF302 and BEACH301 studies. TYRA is planning to publish final Phase 1 results from SURF301 in a future scientific publication. The SURF301 study is no longer recruiting patients.

Corporate

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Strengthened Leadership Team. In Q4 2025, TYRA announced the appointments of Bhavesh Ashar as Chief Operating Officer, and Heather Faulds as Chief Regulatory Officer. Together, Mr. Ashar and Ms. Faulds will be essential in advancing oral dabogratinib through potentially global Phase 2 studies in skeletal dysplasia and urothelial cancers, and preparing for future potential pivotal studies.

SNÅP Platform and Pipeline

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TYRA continued to advance its in-house precision medicine discovery engine, SNÅP, used to develop therapies in targeted oncology and genetically defined conditions.

Fourth Quarter and Full-Year 2025 Financial Results

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Cash, Cash Equivalents and Short-Term Investments. As of December 31, 2025, TYRA had cash, cash equivalents and marketable securities of $256.0 million. TYRA’s current cash, cash equivalents and marketable securities are expected to allow TYRA to execute on its plans through at least 2027.
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Research and Development (R&D) Expenses. R&D expenses for the three months ended December 31, 2025 were $28.2 million compared to $22.2 million for the same period in 2024, and $102.9 million for the full year 2025 compared to $80.1 million for the same period in 2024. The increases were primarily associated with development activities for oral dabogratinib, reflecting ongoing BEACH301 and SURF302 clinical trials and start-up costs for SURF303, as well as development expenditures for SURF431.
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General and Administrative (G&A) Expenses. G&A expenses for the three months ended December 31, 2025 were $8.3 million compared to $7.6 million for the same period in 2024, and $29.8 million for the full year 2025 compared to $24.1 million for the same period in 2024. The increases were primarily driven by higher compensation and other personnel costs driven by headcount growth.
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Net Loss. Fourth quarter net loss was $33.8 million compared to $25.6 million for the same period in 2024, and $119.9 million for the full year 2025 compared to $86.5 million for the same period in 2024.

Upcoming Clinical Milestones:

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SURF303: dose first patient with LG-UTUC – 2026
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SURF302: initial three-month complete response data – end of 1H 2026
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BEACH301: initial results from safety sentinel cohort – 2H 2026

About Dabogratinib (formerly TYRA-300)

Dabogratinib is TYRA's lead precision medicine candidate stemming from its in-house SNÅP platform. Dabogratinib is an investigational, oral, FGFR3-selective inhibitor currently in Phase 2 development for the treatment of urologic cancers and skeletal dysplasias, specifically LG-UTUC, IR NMIBC and ACH. We believe dabogratinib was the first orally available, FGFR3 selective inhibitor to enter clinical development and it has been studied in more than 100 patients to date across multiple clinical studies. To date, oral dabogratinib has demonstrated very positive target engagement with FGFR3, favorable anti-tumor effects and safety results in oncology, and an optimized QD dosing regimen.

Oral dabogratinib is currently advancing in three Phase 2 clinical trials for LG-UTUC (SURF303), IR NMIBC (SURF302), and ACH (BEACH301). The FDA has granted Orphan Drug Designation and Rare Pediatric Disease Designation to oral dabogratinib for the treatment of achondroplasia.

Please visit the Patients page of our website for more information on our clinical trials.

About Tyra Biosciences

Tyra Biosciences, Inc. (Nasdaq: TYRA) is a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in FGFR biology. TYRA's in-house precision medicine platform, SNÅP, enables rapid and precise drug design through iterative molecular SNÅPshots that help TYRA design and predict which candidates may demonstrate the highest potency, selectivity and tolerability in the clinic. TYRA's expertise in FGFR biology has created a differentiated pipeline with clinical-stage programs in targeted oncology and genetically defined conditions. TYRA's lead precision medicine stemming from SNÅP, oral dabogratinib, is a potential first-in-class selective FGFR3 inhibitor in development for LG-UTUC, IR NMIBC and ACH. TYRA is also developing TYRA-430, an oral, investigational FGFR4/3-biased inhibitor for FGF19+/FGFR4-driven cancers, in the SURF431 study for advanced hepatocellular carcinoma, and TYRA-200, an oral, investigational, FGFR1/2/3 inhibitor, in the SURF201 study for metastatic intrahepatic cholangiocarcinoma. TYRA is based in Carlsbad, CA.

For more information about our science, pipeline and people, please visit www.tyra.bio and engage with us on LinkedIn.

Forward-Looking Statements

TYRA cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the expected advancement of our pipeline and our growth; the potential to execute on our “dabogratinib 3x3 strategy”; the potential to develop next-generation precision medicines and their potential to be first-in-class; the potential safety and therapeutic benefits of, and market opportunities for, our product candidates, including the potential for them to be blockbusters; the potential to create significant long-term value and maximize return on invested capital and the potential for selected indications to provide the most compelling risk-adjusted opportunities; the expected trial design, timing and phase of development of our product candidates, including timing for data readouts and patient dosing and the potential for trials to be registrational or global; the potential for SNÅP to develop therapies; our commercialization plan for oral dabogratinib; and our expected cash runway. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, as follow-up on the outcome of any particular patient continues and as more patient or final data becomes available, including the risk that unconfirmed responses may not ultimately result in confirmed responses to treatment after follow-up evaluations; the potential for proof-of-concept results to fail to result in successful subsequent development of oral dabogratinib; later developments with the FDA may be inconsistent with prior feedback from the FDA; we are early in our development efforts, and the approach we are taking to discover and develop drugs based on our SNÅP platform is novel and unproven and it may never lead to product candidates that are successful in clinical development or approved products of commercial value; potential delays in the commencement, recruitment, enrollment, data readouts and completion of preclinical studies and clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our dependence on third parties in connection with manufacturing, research and preclinical testing; we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; acceptance by the FDA of INDs or of similar regulatory submissions by comparable foreign regulatory authorities for the conduct of clinical trials of our product candidates; an accelerated development or approval pathway may not be available for oral dabogratinib or other product candidates and any such pathway may not lead to a faster development process; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization; the potential for our programs and prospects to be negatively impacted by developments relating to our competitors, including the results of studies or regulatory determinations relating to our competitors; regulatory and legislative developments in the United States and foreign countries, including with respect to healthcare and trade policies; our ability to obtain and maintain intellectual property protection for our product candidates and proprietary technologies; our ability to establish marketing and sales capabilities to successfully commercialize any approved products; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio

Tyra Biosciences, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$77,387	$91,966
Marketable securities	178,616	249,475
Prepaid expenses and other current assets	9,447	6,022
Total current assets	265,450	347,463
Restricted cash	1,000	1,000
Property and equipment, net	1,314	1,651
Right-of-use assets	5,573	6,068
Other long-term assets	9,272	7,376
Total assets	$282,609	$363,558
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,178	$590
Lease liabilities, current	472	412
Accrued expenses and other current liabilities	16,444	13,592
Total current liabilities	18,094	14,594
Lease liabilities, noncurrent	5,338	5,810
Other long-term liabilities	—	3
Total liabilities	23,432	20,407
Stockholders’ equity:
Preferred stock	—	—
Common stock	5	5
Additional paid-in capital	630,037	593,687
Accumulated other comprehensive income	393	770
Accumulated deficit	(371,258)	(251,311)
Total stockholders’ equity	259,177	343,151
Total liabilities and stockholders’ equity	$282,609	$363,558

Tyra Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Operating expenses:
Research and development	$28,186	$22,180	$102,928	$80,077
General and administrative	8,330	7,564	29,834	24,100
Total operating expenses	36,516	29,744	132,762	104,177
Loss from operations	(36,516)	(29,744)	(132,762)	(104,177)
Other income:
Interest and other income, net	2,682	4,173	12,815	17,696
Total other income	2,682	4,173	12,815	17,696
Net loss	(33,834)	(25,571)	(119,947)	(86,481)
Unrealized gain (loss) on marketable securities available-for-sale, net	(49)	(982)	(377)	389
Comprehensive loss	$(33,883)	$(26,553)	$(120,324)	$(86,092)
Net loss per share, basic and diluted	$(0.57)	$(0.43)	$(2.01)	$(1.51)
Weighted-average shares used to compute net loss per share, basic and diluted	59,834,826	59,060,385	59,602,328	57,217,746